                                                                    EXHIBIT 10.4



                     [THE ROYAL BANK OF SCOTLAND LETTERHEAD]





                                                        Date: 30 January 2003
Prestolite Electric Limited
Larden Road
Acton
London
W37RP
Attn: John Walker

Dear Sirs

                             Our Reference: D8550683
                           Re: GBP Amortising Baserate
                                      Swap

The purpose of this document (this "Agreement") is to set forth the terms and conditions of the transaction (the "Transaction") entered into between National Westminster Bank plc ("Bank") and yourselves ("Counterparty") on the Trade Date specified below.

Terms used in upper case in this Agreement shall have the meaning given to them in Part B of this Agreement unless otherwise specified.

This Agreement evidences a complete and binding agreement between you and us as to the terms of the transaction, which are as follows.


Part A
Notional Amount                          Please see Schedule A

Trade Date                               30 December 2002 (time of trade is
                                         available upon request)

Effective Date                           30 December 2002

Termination Date                         30 December 2007, subject to
                                         adjustment in accordance with the
                                         Business Day Convention

Counterparty Payments

Counterparty Payment Dates               Every 30 March, 30 June, 30 September
                                         and 30 December from and including 30
                                         March 2003 to and including the
                                         Termination Date. subject to adjustment
                                         IN accordance with the Business Day
                                         Convention

Counterparty Period End Dates            Every 30 March, 30 June, 30 September
                                         and 30 December from and including 30
                                         March 2003 to and including the
                                         Termination Date, subject to adjustment
                                         in accordance with the Business Day
                                         Convention

Fixed Rate                               5.09000 pet per annum

                     [THE ROYAL BANK OF SCOTLAND LETTERHEAD]


Bank Payments

Bank Payment Dates                       Every 30 March, 30 June, 30 September
                                         and 30 December from and including 30
                                         March 2003 to and including the
                                         Termination Date, subject to adjustment
                                         in accordance with the Business Day
                                         Convention

Bank Period End Dates                    Every 30 March, 30 June, 30 September
                                         and 30 December from and including 30
                                         March 2003 to and including the
                                         Termination Date, subject to adjustment
                                         in accordance with the Business Day
                                         Convention

Floating Rate

Weighted Average                         The Weighted Average of the Base Rate
                                         for each relevant Calculation Period.

Base Rate                                The arithmetic mean of the Base Rates
                                         in effect for each day in a Calculation
                                         Period determined by the Calculation
                                         Agent by multiplying each Base Rate by
                                         the number of days such Base Rate is in
                                         effect, determining the sum of such
                                         products and dividing such sum by the
                                         number of days in that Calculation
                                         Period.

                                         The Bank's published Sterling Base Rate
                                         expressed as a percentage rate per
                                         annum.

                                         For the purposes of this Agreement
                                         "GBP" and "Sterling" both mean the
                                         lawful currency of the United Kingdom.

Calculation Agent                        The Bank

Business Day                             London

Business Day Convention                  Modified Following

Additional Termination Event             None

Notices for Address

Bank                                     Address:      c/o RBS Financial
                                                       Markets, Level 3,
                                                       280 Bishopsgate,
                                                       London EC2M 4RB
                                         Attention:    Swaps Administration
                                         Telephone:    020 7375 5000
                                         Facsimile No: 0207334 1555

                     [THE ROYAL BANK OF SCOTLAND LETTERHEAD]



Counterparty                            Address:
                                        Prestolite Electric
                                        Limited
                                        Larden Road
                                        Acton
                                        London
                                        W3 7RP
                                        Telephone:
                                        02087354561
                                        Facsimile No: 0208
                                        7462104




ACCOUNT DETAILS

Payments to the Counterparty            Please advise in return confirmation

Payments to the Bank                    For account of NatWest Bank Group

                                        Swaps Book
                                        [Swift NWIB GB2P SWP] with
                                        National Westminster
                                        Bank Pic, International Trade and
                                        Banking Services
                                        Account Number 04622618
                                        Sort Code 60-00-04
                                        [Swift NWBK GB 2L]

                                           PART B

TERMS AND CONDITIONS

The following terms and conditions will apply to the Transaction.

1. Calculation of Interest Amounts

On or as soon as practicable following the first Business Day (or in the case of a Base Rate Swap, the last Business Day) of each Calculation Period the Calculation Agent will determine the amount payable by each party in respect of that Calculation Period on the Payment Date falling at the end of (or in the case of a Base Rate Swap, next following) that Calculation Period (each a "Payment") in accordance with the following formulae;

Counterparty Payment = Notional Amount x Fixed Rate x Day Count Fraction

Bank Payment = Notional Amount x Floating Rate x Day Count Fraction

"Base Rate Swap" means a Transaction pursuant to which the Floating Rate is calculated by reference to the Bank's base lending rate.

"Calculation Period" means in respect of a party, each period from and including one Period End Date for that party to, but excluding, the next following Period End Date for such party during the term of this Transaction, except that the initial Calculation Period will commence on, and include, the Effective Date and
(b) the final Calculation Period will end on, but exclude, the Termination Date: and

                     [THE ROYAL BANK OF SCOTLAND LETTERHEAD]


"Day Count Fraction" means the actual number of days in the Calculation Period in respect of which payment is being made divided by 365.

"Effective Date" means the first day of the term of the Transaction, as specified in Part A above.

"Payment Date" means, in respect of the Counterparty, each Counterparty Payment Date and, in respect of the Bank, each Bank Payment Date.

"Period End Date" means each Payment Date, provided that in the case of a Base Rate Swap it shall mean, in respect of the Counterparty, each date specified as a Counterparty Period End Date in Part A, and in respect of the Bank, each date specified as a Bank Period End Date in Part A.

"Termination Date" means the last day of the term of the Transaction, as specified in Part A above.

The Calculation Agent will advise the parties of the Floating Rate, its calculation of the Counterparty Payment and the Bank Payment on or about the next following Payment Date.

2. Payments

On each Payment Date the parties will, subject to (1) the condition precedent that no Event of Default or potential Event of Default with respect to the other party has occurred and is continuing, and (2) the condition precedent that no Early Termination Date in respect of the Transaction has occurred or been effectively designated, make the Payments specified in Part A.

On each Payment Date each party's obligation to make payment of any amount will be automatically satisfied and discharged and replaced by an obligation upon the party by whom the larger amount would have been payable to pay to the other party the excess of the larger amount over the smaller amount. If the amounts payable by each party on any Payment Date are the same, then no payment shall be made by either party on such Payment Date.

3. Business Days

Where "Following" is specified in Part A hereof as the applicable Business Day Convention and a date on which a Payment Date is due to fall is not a Business Day then such Payment Date will be the next following day that is a Business Day.

Where "Modified Following" is specified in Part A hereof as the applicable Business Day Convention and a date on which a Payment Date is due to fall is not a Business Day then such Payment Date will be the next following day that is a Business Day unless that day falls in the next calendar month, in which case that Payment Date will be the first preceding day that is a Business Day.

"Business Day" shall mean (i) if "London" is specified in Part A as the applicable Business Day, any day on which commercial banks are open for general business in London, and (ii) if "TARGET" is specified in Part A as the applicable Business Day, any day on which TARGET (the Trans-European Automated Real-time Gross Settlement Express Transfer system) is open.

4. Events of Default

The occurrence of any one or more of the following in respect of either party (the "Defaulting Party") shall be an Event of Default:

                     [THE ROYAL BANK OF SCOTLAND LETTERHEAD]



     (a) Either party does not make any payment when due under this Agreement and such failure is not remedied on or before the third Business Day after notice of such failure is given to the party;

     (b) Either party shall be in default of any other obligation under this Agreement or any obligation under a transaction (including an agreement with respect thereto) now existing or hereafter entered into between the parties to this Agreement which is a rate swap transaction, basis swap, forward rate transaction, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), which if capable of remedy is not remedied within 30 days after notice by the other party;

     (c) Any representation or warranty given by the Counterparty in Section 8 of this Agreement or otherwise or given by the Bank is incorrect or misleading in any material respect;

     (d) Either party or its Credit Support Provider (as such term is defined in Section 4(e) below), (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for reliefer the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
           (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to
           (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts, provided that where the Counterparty is a private individual the following amendments shall be deemed to apply in so far as this Section 4(d) applies to the Counterparty;

           (1)  Section 4(d)(i) will not apply to the Counterparty;

           (2) the words "its winding up or liquidation" when they first appear in Section 4(d)(iv) are replaced with the words "a declaration of bankruptcy with respect to him" and the words "or the making of an order for its winding-up or liquidation" in Section 4(d)(iv)(A) are omitted; and

           (3)  Section 4(d)(v) is amended to read as follows:

                "The Counterparty declares himself bankrupt".

                     [THE ROYAL BANK OF SCOTLAND LETTERHEAD]


       (i) either party or a party providing credit support in respect of the obligations of that party (a "Credit Support Provider") fails to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with the relevant credit support arrangements if such failure is continuing after any applicable grace period has elapsed;

       (ii) the expiration or termination of any credit support in respect of the obligations of that party or the failing or ceasing of such credit support arrangement to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with their terms) prior to the satisfaction of all obligations of the relevant party under this Agreement without the prior written consent of the other party; or

       (iii) either party or its Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of any credit support arrangements in respect of the obligations of that party.

The occurrence of the following in respect of the Counterparty (the "Defaulting Party") shall constitute an Event of Default:

(f) Any sums due from the Counterparty, whether such sum is due to the Bank or to any other person or entity, by way of borrowing or under any obligation of any description for the payment of money on the part of the
       Counterparty:

       (i) are not paid when due and demanded nor within any applicable grace period; or

       (ii) become due and payable prior to the scheduled due date or become capable of being declared, due and payable prior to the scheduled due date, in either case by reason of default or event of default (howsoever described) on the part of the Counterparty, provided that notwithstanding the foregoing, an Event of Default shall not occur under either (i) or (ii) above if (A) the failure to pay in (i) or the default referred to in (ii) arises out of a failure to pay caused by an error or omission of an administrative or operational nature, (B) funds were available to such party to make the relevant payment when due. and (C) such payment is made within three days following receipt of notice of such failure to pay."

       5. Termination Event

The following shall constitute

Termination Events:

(a) Due to the adoption of, or any change in, any applicable law after the date on which this Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful for a party (which party or parties shall be the Affected Party) to perform any obligation to make or receive a payment in respect of this Agreement; and

(b) Due to any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the Trade Date, or a change in taxation legislation, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding scheduled Payment Date, be required to deduct or withhold any amount for or on account of any tax or other assessment, and

(c) Either party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to another entity, or any person or entity acquires directly or indirectly the beneficial ownership of equity securities having the power to elect a majority of the board of directors

                     [THE ROYAL BANK OF SCOTLAND LETTERHEAD]


      of that party or otherwise acquires directly or indirectly the power to control the policy-making decisions of that party, and the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of that party (which party shall be the Affected Party) immediately prior to such action, provided that this Termination Event shall not apply to a Counterparty that is a private individual; and

(d)   Any Additional Termination Event as set out in Part A.

6. Notice of Termination

(a) Immediately following the occurrence of an Event of Default or Termination Event the defaulting party or the party in respect of which the Termination Event occurs (in each case, the "Affected Party"), shall notify the other party (the "non-Affected Party"), specifying the nature of that Event of Default or Termination Event, and will also give such other information about that Event of Default or Termination Event as the other party may reasonably require.

(b) The non-Affected Party may, in the notice described in Section 6(a) above or in a later notice, elect to designate a date on which the Transaction will terminate (the "Early Termination Date"), immediately whereupon each party shall be released and discharged from its obligations under the Transaction subject always to Section 7 below and providing always that the foregoing shall be without prejudice to any rights, obligations or liabilities of the parties hereto under the Transaction which may have accrued up to and including the date of such notice.

7. Payments on Termination

(a) The Calculation Agent, in good faith and acting reasonably, will determine an amount, if any, (the "Termination Payment") that would be paid by (expressed as a positive) or to (expressed as a negative) the non-Affected Party in consideration of an agreement between the non-Affected Party and a Reference Market Maker that would have the effect of preserving for the non-Affected Party the economic equivalent of any payment in respect of the Transaction that would, but for the occurrence of the Early Termination Date, have been required after that date.

(b) An amount will be payable equal to the amount determined by the Calculation Agent in accordance with Section 7(a) plus any amounts which have fallen due but remain unpaid as at the Early Termination Date owing to the non-Affected Party, and less any amounts which have fallen due but remain unpaid as at the Early Termination Date owing to the Affected Party.

(c) If the amount determined in accordance with Section 7(b) above is a positive number, the Affected Party will pay that amount to the non-Affected Party; if it is a negative number then the non-Affected Party will pay that amount to the Affected Party.

(d) Any amount payable under this Section 7 will, at the option of the non-Affected Party, be reduced by its set-off against any amounts payable (whether at such time or in the future or upon the occurrence of a contingency) by or to, as appropriate, the non-Affected Party (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) between the parties or instrument(s) or undertaking(s) issued or executed by one party to, or in favour of, the other party.

For the purposes of this Section 7, the term "Reference Market Maker" shall mean a leading dealer in interest rate swaps that is (a) a dealer of the highest credit standing which satisfy all criteria that the Calculation Agent applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, a dealer having an office in the same city.

                     [THE ROYAL BANK OF SCOTLAND LETTERHEAD]



8. Representations and Warranties

The Counterparty is deemed to represent and warrant to the Bank on the Trade

Date that:

(a) it has full power and authority (corporate and otherwise) to enter into this Agreement and to exercise its rights and perform its obligations thereunder and has obtained all authorisations and consents necessary for it so to enter, exercise rights and perform obligations and such authorisations and consents are in full force and effect:

(b) the obligations expressed to be assumed by it under this Agreement are legal and valid obligations binding on it in accordance with their terms:

(c) all payments to be made by it under this Agreement may be made free and clear of, and without deduction for or on account of any taxes whatsoever.

(d) it is entering into this Agreement solely for the purpose of reducing the risks associated with fluctuating rates of interest and not for the purpose of speculation.

(e) In entering into this Agreement it is not relying upon the Bank in relation to any advice or forecast or estimate of future trends in relation to interest rates or otherwise nor in relation to the fiscal consequences of this Agreement.

(f) It is acting for its own account, and it has made its own independent decisions to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the Bank as investment advice or as a recommendation to enter into this Agreement; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement. It understands that no communication (written or oral) received from the Bank can be considered to be an assurance or guarantee as to the expected results of this Agreement.

(g) It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement. It is also capable of assuming, and assumes, the risks of this Agreement.

(h) It is entering into this Agreement as principal (and not as agent or in any other capacity, fiduciary or otherwise).

(i) The Counterparty has signed the Financial Services Act: Money Market Regulation agreement provided by the Bank prior to entering into this Agreement and acknowledges and confirms its agreement to the provisions and risk disclosures contained therein

9. Calculation Agent

(a) Whenever the Calculation Agent is required to act or exercise judgment in any other way, it will do so in good faith and in a commercially reasonable manner.

(b) Whenever the Calculation Agent is required to select Reference Market Makers for the purposes of making a calculation under Section 7, or determining a Floating Rate due to the unavailability of the relevant Telerate screen, the Calculation Agent shall make such selection or determination in good faith after consultation with the other party, if practicable, for the purposes of obtaining a representative rate

                     [THE ROYAL BANK OF SCOTLAND LETTERHEAD]


       that will reasonably reflect conditions prevailing at the time in the relevant market or a representative Termination Payment as the case may be.

10. Notices

Any notice or communication shall be sent to the address or number of the respective party as shown in Part A or such other address or number as may be notified for this purpose and will be deemed effective;-

(a) if in writing and delivered in person or by courier, on the date it is delivered;

(b) if sent by facsimile transmission, on the date that transmission is received by the recipient (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

(c) if sent by certified or registered mail on the date that mail is delivered or its delivery is attempted; or

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day, in which ease that communication shall be deemed given and effective on the first following day that is a Business Day.

11. Transfer

This Agreement may not be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that either party, or where the Counterparty is a private individual, the Bank only, may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement).

12. Tape Recording

Each party to this Agreement acknowledges and agrees to the tape recording of conversations between the parties to this Agreement whether by one or other or both of the parties and that such tape recordings may be submitted in evidence to any court or legal proceedings for the purpose of establishing any mailers relating to this Agreement.

13. No Waiver of Rights

A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

14. Joint and Several Liability

Where a party to this Agreement consists of two or more persons (whether as partners or otherwise) their liability hereunder shall be joint and several. An Event of Default shall be deemed to have occurred with respect to both or all of such persons if any such event occurs in respect of any one of them. All representations, warranties, statements, undertakings, terms and conditions made, or agreed to, by a party shall be deemed to have been made by both or all of such persons. Each of such persons hereby irrevocably authorises each of the others to give and receive all communications hereunder and irrevocably authorises the other party or parties to this Agreement to act on the basis of such communication and to give any communication hereunder to any of

                    [THE ROYAL BANK OF SCOTLAND LETTERHEAD]

the others. If a party receives conflicting notices it may act or decline to act on the basis thereof as it, in its sole discretion, thinks fit. References in this Agreement to a party that consists of two or more persons (whether as partners or otherwise) as "it" or "its" will be replaced with the words "them", "they" or "their" as appropriate in so far as they apply to that party.

15. Waiver of Jury Trial

Each party hereby waives any and all rights to trial by jury or suit, action or proceeding arising out of or relating to this Agreement and acknowledges that this waiver is a material inducement to the other party entering into this Agreement.

16. Miscellaneous

(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.

(b) Counterparts. This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

17. Governing Law

This Agreement shall be governed by and construed in accordance with English Law and the parties hereto hereby submit to the non-exclusive jurisdiction of the English courts for all purposes.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning a duly executed copy.

Confirmed as of the date first written
Yours faithfully                         Yours faithfully


                                        Name-/ Gaynor Kaye
                                        Title : Authorised Signatory
Name:                                   National Westminster
Title                                   Bank pic
Prestolite Electric Limited             London

                     [THE ROYAL BANK OF SCOTLAND LETTERHEAD]



SCHEDULE A - D8550683

      Calculation Period                           NOTIONAL AMOUNT
-----------------------------------------------------------------------
30 December 2002 - 30 March 2003            GBP  3,000,000.00
30 March 2003 - 30 June 2003                GBP  2,850,000.00
30 June 2003 - 30 September 2003            GBP  2,700,000.00
30 September 2003 - 30 December 2003             vGBP  2,550,000.00
30 December 2003 - 30 March 2004            GBP  2,400,000.00
30 March 2004 - 30 June 2004                      GBP  2,250,000.00
30 June 2004 - 30 September 2004            GBP  2,100,000.00
30 September 2004 - 30 December 2004              GBP  1,950,000.00
30 December 2004 - 30 March 2005            GBP  1,800,000.00
30 March 2005 - 30 June 2005                      GBP  1,650,000.00
30 June 2005 - 30 September 2005            GBP  1,500,000.00
30 September 2005 - 30 December 2005              GBP  1,350,000.00
30 December 2005 - 30 March 2006            GBP  1,200,000.00
30 March 2006 - 30 June 2006                      GBP  1,050,000.00
30 June 2006 - 30 September 2006            GBP   900,000.00
30 September 2006 - 30 December 2006              GBP     750,000.00
30 December 2006 - 30 March 2007            GBP   600,000.00
30 March 2007 - 30 June 2007                      GBP     450,000.00
30 June 2007 - 30 September 2007            GBP   300,000.00
30 September 2007 - 30 December 2007              GBP     150,000.00



All dates are subject to adjustment in accordance with the Business Day
Convention